ICOP Granted Extension on NASDAQ

LENEXA, KS -- (Marketwire - March 25, 2010) - ICOP Digital, Inc. (NASDAQ: ICOP), an industry-leading company engaged in advanced mobile video technology solutions, today announced that, on March 24, 2010, it received a determination from the NASDAQ Listing Qualifications Panel (the "Panel") indicating that the Panel had granted the Company's request to remain listed on The NASDAQ Capital Market, subject to the condition that, on or before July 12, 2010, the Company evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days.

The determination follows the Company's hearing before the Panel on February 25, 2010, at which the Panel considered the Company's plan to regain compliance with the minimum bid price requirement. The Company is working to timely satisfy the terms of the Panel's decision; however, there can be no assurance that it will be able to do so.

About ICOP Digital, Inc.
ICOP Digital, Inc. (NASDAQ: ICOP) is a leading provider of mobile video solutions (i.e. in-car video) for Law Enforcement, Military, and Homeland Security markets, worldwide. ICOP solutions help the public and private sectors mitigate risks, reduce losses, and improve security through the live streaming, capture and secure management of high quality video and audio. www.ICOP.com

Forward-Looking Statements
This document contains forward-looking statements. You should not rely too heavily on forward-looking statements because they are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. This, plus other uncertainties and factors described in our most-recent annual report and our most-recent prospectus filed with the Securities and Exchange Commission, could materially affect the Company and our operations. These documents are available electronically without charge at http://www.sec.gov/.

For more information, contact:
Melissa K. Owen, Dir. of Communications
16801 West 116th Street
Lenexa, KS 66219 USA
Phone: (913) 338-5550
Fax: (913) 312-0264
mowen@ICOP.com
www.ICOP.com

For Investor Relations:
DC Consulting, LLC
Daniel Conway, Chief Executive Officer
Phone: (407) 792-3332
investorinfo@ICOP.com
daniel@dcconsultingllc.com